EXHIBIT 99.1 -- Servicer's Annual Statement of Compliance
(a)

[OCWEN logo]


Ocwen Federal Bank FSB
Compliance Certification Year Ended December 31, 2004
CSFB HEAT 2004-AA1

The undersigned Officer of Ocwen Federal Bank
FSB (the "Servicer") confirms that a review of the activities of the Servicer during the calendar year ending on December 31, 2004 and of the performance of the Servicer under the Pooling and Servicing Agreement dated October
1, 2004 CSFB Asset Trust 2004-AA1,CSFB Home
Equity Pass Through Certificates, Series
2004-AA1 (the "Servicing Agreement") has been made under his supervision. Except as noted on the Management Assertion on Compliance with USAP, to the best of the undersigned
Officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations as set forth in the Servicing
Agreement.




By: /s/ Scott W. Anderson   Dated: March 15, 2005
Scott W. Anderson, Senior Vice President

(b)

[WELLS FARGO HOME MORTGAGE LOGO]

Wells Fargo Home Mortgage
One Home Campus
Des Moines, IA 50328-0001

March 1, 2005

Re: 2004 Annual Certification for CSFB 2004-HEAT1; CSFB 2004-HEAT 2 ; CSFB 2004-HEAT3; CSFB 2004-HEAT4; CSFB 2004-HEAT5; CSFB
2004-HEAT6; CSFB 2004-HEAT7; CSFB 2004-HEATS; CSFB 2004-AA1

We hereby certify to the best of our knowledge and belief that for the calendar year of 2004:

1. All real estate taxes, bonds assessments and other lienable items have been paid.

2. All FHA mortgage insurance, private mortgage insurance premiums, and flood insurance have been paid (If applicable).

3. Hazard insurance policies held by us meet the requirements as specified in the servicing agreement, or those of a normal prudent lender if not specified, and those premiums due have been paid.

4. We have made all property inspections as required.

5. Fidelity bond and Errors and Omissions insurance coverage currently exists.

6. That the Officer signing this certificate has reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide or similar agreements and to the best of this officer's knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations of such agreement throughout the year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported.

Sincerely
/s/ John B. Brown
John B. Brown
Vice President
Wells Fargo Home Mortgage



(c)

[Wells Fargo logo]

Corporate Trust Services
9062 Old Annapolis Road
Columbia, MD 21045-1951
410 884-2000
410 715- 2380 Fax


March 26, 2005

Credit Suisse First Boston
1 Madison Avenue
New York, New York 10010

RE: Annual Statement As To Compliance for Credit Suisse
First Boston Mortgage Securities Home Equity Pass Through
Certificates Series 2004-AA1

Per Section 3.17 of the draft dated December 10, 2004 of the Pooling and Servicing Agreement which I received March 25, 2005, the undersigned Officer of Wells Fargo Bank, N.A. Master Servicer hereby certifies the following for the 2004 calendar portion thereof:

(a) That a review of the activities of Wells Fargo Bank, N.A. during the preceding year or portion thereof and of its performance under this Agreement has been made under the supervision of the undersigned;

(b) That to the best of such Officer's knowledge, based on such review, Wells Fargo Bank, N.A. has fulfilled all of its obligations under the Agreement throughout such period.

Certified By:

/s/ Diane E. TenHoppen
Diane E. TenHoppen, Vice President

Certified By:
/s/ Barry Akers
Barry Akers, Vice President